EXHIBIT 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-13320, No. 333-10312 and No. 333-132736 on Form S-8 and No. 333-168870 on Form F-3 of our report relating to the consolidated financial statements as of, and for the year ended March 31, 2012 of Highway Holdings Limited and its subsidiaries (the “Group”), dated June 29, 2012, appearing in the Annual Report on Form 20-F of the Group for the year ended March 31, 2012.

/s/ Deloitte Touche Tohmatsu

Deloitte Touche Tohmatsu

Hong Kong

June 29, 2012